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                                                                    Exhibit 23.2



     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1995 incentive and Non-Statutory Stock Option Plan and Special 1997 Stock Option Plan of Chicago Miniature Lamp, Inc. of our report dated January 9, 1998, except for the 1998 stock split as described in Note 2, as to which the date is February 11, 1998 with respect to the consolidated financial statements and schedule of Chicago Miniature Lamp, Inc. included in its Annual Report (Form 10-K) for the year ended November 30, 1997 and our report dated March 20, 1998 with respect to the consolidated financial statements of Sylvania Lighting International B.V. included in the Current Report (Form 8-K/A) dated April 3, 1998 filed with the Securities and Exchange Commission.


                                                              ERNST & YOUNG, LLP


Chicago, Illinois
April 6, 1998